Exhibit (a)(5)(ii)

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BlackRock Multi-Sector Opportunities Trust

Announces Extension of Quarterly Tender Offer

New York, July 28, 2021 – BlackRock Multi-Sector Opportunities Trust (the “Trust”) (NASDAQ: XMSOX, CUSIP: 09190C104) today announced that the expiration date of the Trust’s previously announced tender offer has been extended from 5:00 p.m., Eastern Time, on August 10, 2021 to 5:00 p.m., Eastern Time, on August 25, 2021, unless otherwise further extended. As a result of the extension, the pricing date for the offer will be the close of ordinary trading on the New York Stock Exchange on August 25, 2021, unless the offer is further extended. The offer otherwise remains subject to all previously announced terms and conditions.

As of July 27, 2021, the number of shares of the Trust validly tendered pursuant to the offer and not properly withdrawn is 2,178.

The terms and conditions of the tender offer, as amended by the extension described in this release, are set forth in the Trust’s Offer to Purchase, dated July 9, 2021, as amended by the Supplement No. 1 to the Offer to Purchase, dated July 28, 2021 (the “Supplement”), and a related Letter of Transmittal, which have been (or, in the case of the Supplement, will be) mailed or otherwise delivered to shareholders and filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the Trust’s Tender Offer Statement on Schedule TO, as amended from time to time.

Important Notice

This press release is for informational purposes only and shall not constitute an offer or a solicitation to buy any common shares. The offer to purchase Trust common shares is being made only pursuant to an offer on Schedule TO. COMMON SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE (AS AMENDED AND SUPPLEMENTED BY SUPPLEMENT NO. 1 TO THE OFFER TO PURCHASE) AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Trust.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock

Availability of Trust Updates

BlackRock will update performance and certain other data for the Trust on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Trust. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Trust and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Trust may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Trust’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Trust, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Trust or in the Trust’s net asset value; (2) the relative and absolute investment performance of the Trust and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Trust or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Trust with the SEC are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Trust. The information contained on BlackRock’s website is not a part of this press release.